FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2007

VoIP, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-28985	75-2785941
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 So. Wymore Rd., Suite 3000 Altamonte Springs, Suite 32714
(Address of principal execute offices, including zip code)

(407) 389-3232
(Registrant's telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, including in VoIP, Inc.’s (the “Company”) Form 10-Q filed on May 15, 2007, the Company's subsidiary, Volo Communications, Inc. (“Volo”) has been involved in litigation as both plaintiff and counterclaim-defendant with MCI WorldCom Network Services, Inc. d/b/a UUNET (now Verizon Business Network Services, Inc.) ("MCI WorldCom") since 2005. Volo alleged that MCI WorldCom engaged in a pattern and practice of over-billing Volo for the telecommunications services it provided pursuant to the parties' Services Agreement, and that MCI WorldCom refused to negotiate such overcharges in good faith. MCI WorldCom counterclaimed that Volo owed a past due amount of $8,365,980, and further asserted third party claims against Volo’s parent corporation, Caerus, Inc. (“Caerus”). Caerus, in turn, asserted counterclaims against MCI WorldCom. Extensive discovery has since taken place.

The parties to the litigation engaged in settlement discussions in February and March 2007, which ultimately led to a confidential settlement agreement (the “Settlement Agreement”) executed by the parties and VoIP on May 17, 2007. The terms of the Settlement Agreement include the following provisions:

1.	Beginning May 2007, Volo and Caerus will pay a total of $2.2 million (the “Payments”) to MCI WorldCom in monthly installments through November, 2009;
2.	The Company issued a guarantee of Payments under the Settlement Agreement;
3.
The Company effectively transferred its 1.2 million shares of common stock, par value $0.001, that were held in escrow pursuant to the merger of Caerus and the Company in 2005, into a new escrow account as security for the Payments; and

4.
Volo and Caerus are contingently liable to MCI WorldCom for $8.0 million (less amounts paid by the Company under #1 above), in the event of their default under the Settlement Agreement that is not cured pursuant to its terms.

In conjunction with the Settlement Agreement, the Company is expected to recognize a related gain of approximately $4.0 million in the second quarter of 2007, representing the excess of the liability previously accrued on the Company’s consolidated balance sheet over the expected cash payments in #1 above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2007	VoIP, INC. (Registrant)

	By:	/s/ Robert Staats
Robert Staats Chief Accounting Officer

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